Execution Copy
October 20, 2004
11:00 AM

STOCK PURCHASE AGREEMENT

BY AND AMONG

WIDEPOINT CORPORATION

AND

OPERATIONAL RESEARCH CONSULTANTS, INC.

AND

THE SHAREHOLDERS

OF

OPERATIONAL RESEARCH CONSULTANTS, INC.

Dated as of October 14, 2004

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated as of October 14, 2004, is entered into by and among RICHARD L. MONTGOMERY, FRED D. THORNTON and DANIEL E. TURISSINI, each a resident of the state of Virginia (each, a “Shareholder” and collectively, the “Shareholders”); WIDEPOINT CORPORATION, a Delaware corporation (the “Purchaser”); and OPERATIONAL RESEARCH CONSULTANTS, INC., a Virginia corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

        A.        The Shareholders own all of the issued and outstanding capital stock of the Company.

        B.        The Purchaser desires to purchase and acquire from each Shareholder, and each Shareholder desires to sell and transfer to the Purchaser, the shares of Company Common Stock (as defined in Section 2.3(a)) owned by such Shareholder immediately prior to the Closing (as defined in Section 1.2), which in the aggregate will constitute all of the issued and outstanding Company Common Stock at such time, for the consideration, and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).

        C.        The Company, the Shareholders and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

        NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE ACQUISITION

        1.1     The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing, the Purchaser shall purchase and acquire from the Shareholders, and the Shareholders shall sell and transfer to the Purchaser, all shares of Company Common Stock issued and outstanding immediately prior to the Closing in exchange for the Acquisition Consideration (as defined in Section 1.4). Following the Closing, the Purchaser shall own all of the issued and outstanding equity and any other ownership interests of the Company.

        1.2     Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”), which is expected to take place on or about October 22, 2004, will take place upon satisfaction or waiver of the conditions set forth in Article 6, at the offices of Williams Mullen, 8270 Greensboro Drive, Suite 700, McLean, Virginia 22102, unless another place or time is agreed to by the Purchaser and the Shareholders.

        1.3     Directors and Officers of Company After Closing. Immediately after the Closing, the directors of the Company shall be Steve L. Komar, James T. McCubbin, Daniel E. Turissini and Mark C. Fuller, who shall hold office in accordance with the certificate of incorporation and bylaws of the Company. Immediately after the Closing, Daniel E. Turissini shall be the President and Chief Executive Officer of the Company, and James T. McCubbin shall be the Secretary and Treasurer of the Company, each to hold office in accordance with the bylaws of the Company.

        1.4    Acquisition Consideration.

            (a)        Upon the terms and subject to the conditions set forth in this Agreement and upon the representations, warranties covenants and agreements of the Company and the Shareholders contained herein, and in exchange for all of the shares of Company Common Stock issued and outstanding immediately prior to the Closing, the Purchaser shall:

                (i)        at the Closing, (x) pay to the Shareholders, as specified in Section 1.4(a)(i)(x) of the Company Disclosure Schedule, the aggregate of Five Million Dollars ($5,000,000) payable in a combination of cash and Purchaser Stock, less the Receivables Holdback (as hereinafter defined), as specified in Section 1.4(a) of the Company Disclosure Schedule (the “Aggregate Closing Amount”), and (y) cause certificates evidencing the Maximum Stock Consideration, designated as specified in Section 1.4(a)(i)(y) of the Company Disclosure Schedule, to be issued and delivered to the Escrow Agent and held pursuant to the terms of the Escrow Agreement;

                (ii)        within five (5) Business Days after the filing with the Securities and Exchange Commission of the Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2004, cause the Escrow Agent to release the 2004 Stock Consideration, in the aggregate amount determined pursuant to Section 1.4(c) hereof, and deliver same to the Shareholders;

                (iii)        within five (5) Business Days after the filing with the Securities and Exchange Commission of the Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2005, (x) cause the Escrow Agent to release the 2005 Stock Consideration, in the aggregate amount determined pursuant to Section 1.4(d)(i) hereof, and deliver same to the Shareholders and (y) pay to the Shareholders, as specified in Section 1.4(a)(iii) of the Company Disclosure Schedule, the aggregate amount determined pursuant to Section 1.4(d)(ii) hereof (less any set-offs or recoupments as provided under Section 1.5); and

                (iv)        five (5) Business Days after the filing with the Securities and Exchange Commission of the Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2006, pay to the Shareholders, as specified in Section 1.4(a)(iv) of the Company Disclosure Schedule, the aggregate of the Contingent Earnout Payment (less any set-offs or recoupments as provided under Section 1.5) (collectively, the Aggregate Closing Amount, the Actual Stock Consideration, the Deferred Cash Payment and the Contingent Earnout Payment shall be referred to as the “Acquisition Consideration”).

            (b)        Notwithstanding anything to the contrary in this Agreement, if the parties in good faith dispute the amount of any Clawback Amount or Loss (if any) as provided in Section 1.5 below, that portion of (i) the Actual Stock Consideration, (ii) the Deferred Cash Payment (iii) amounts collected by the Purchaser that are attributable to the Receivables Holdback, and/or (iv) the Contingent Earnout Payment, that is in dispute shall not be payable to the Shareholders until after resolution of such dispute.

            (c)        Within five (5) Business Days after the filing with the Securities and Exchange Commission of the Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2004, the Purchaser shall compute the amount of the 2004 Stock Considerationas follows:

If ORC 2004 EBITDA is less than or equal to the ORC 2004 EBITDA Floor, the amount of the 2004 Stock Consideration will be zero. If ORC 2004 EBITDA is greater than the ORC 2004 EBITDA Target, the amount of the 2004 Stock Consideration will be One Million Dollars ($1,000,000) divided by the Strike Price. If ORC 2004 EBITDA is greater than the ORC 2004 EBITDA Floor but less than the ORC 2004 EBITDA Target, the amount of the 2004 Stock Consideration shall be equal to (I) the result obtained by multiplying (a) the amount by which the ORC 2004 EBITDA exceeds the ORC 2004 EBITDA Floor by (b) two, and (II) dividing the product by the Strike Price.

            (d)        Within five (5) Business Days after the filing with the Securities and Exchange Commission of the Purchaser’s annual report on Form 10-K for the fiscal year ended December 31, 2005, the Purchaser shall compute the following amounts:

(i)	2005 Stock Consideration

If ORC 2005 EBITDA is less than or equal to the ORC 2005 EBITDA Floor, the amount of the 2005 Stock Consideration to be delivered to the Shareholders pursuant to Section 1.4(a)(iii)(x) will be zero. If ORC 2005 EBITDA is greater than the ORC 2005 EBITDA Floor, the amount of the 2005 Stock Consideration will be equal to the sum of:

(x) the lesser of (1) $1,500,000 divided by the Strike Price, and (2) the result obtained by (I) multiplying (a) the amount by which ORC 2005 EBITDA exceeds the ORC 2005 EBITDA Floor by (b) four, and (II) dividing the product by the Strike Price; plus

(y) if ORC 2004 EBITDA was less than the ORC 2004 EBITDA Target and ORC 2005 EBITDA exceeds the ORC 2005 EBITDA Target, the result obtained by (I) multiplying (a) the lesser of (1) the ORC 2004 EBITDA Deficit and (2) the amount by which ORC 2005 EBITDA exceeds the ORC 2005 EBITDA Target by (b) two and (II) dividing the product by the Strike Price.

In no event shall the sum of the 2004 Stock Consideration and the 2005 Stock Consideration exceed an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) divided by the Strike Price. In the event the Maximum Stock Consideration exceeds the Actual Stock Consideration, the shares of Purchaser Stock representing the difference shall be deemed forfeited by the Shareholders (in the respective amounts applicable to each) and such shares shall be released and returned to the Purchaser by the Escrow Agent immediately after the determination made pursuant to this Section 1.4(d)(i). Thereafter, the Shareholders shall have no claim, lien or other interest in such shares.

(ii)	Deferred Cash Payment Amount

If ORC 2005 EBITDA is less than or equal to the ORC 2005 EBITDA Cash Floor, the amount payable pursuant to Section 1.4(a)(iii)(y) will be zero. If ORC 2005 EBITDA is greater than the ORC 2005 EBITDA Cash Floor, the amount payable pursuant to Section 1.4(a)(iii)(y) will be equal to the lesser of (1) $500,000 and (2) the product obtained by (i) multiplying the amount by which ORC 2005 EBITDA exceeds the ORC 2005 EBITDA Cash Floor by (ii) four, in either case plus interest accrued on such amount at the rate of four percent (4%) per annum from the date of Closing to the date of payment.

1.5	Adjustments to the Acquisition Consideration.

            (a)        The parties agree that the Aggregate Closing Amount payable at Closing shall be reduced by the face amount of the Company’s accounts receivable that have been outstanding ninety (90) days or more as of Closing (the “Aged Receivables”). The amount heldback as provided in the above sentence shall be referred to as the “Receivables Holdback.” The Purchaser shall retain and deliver the Receivables Holdback as provided in this Section 1.5(a). At the end of each calendar month following Closing, the Purchaser shall deliver to the Shareholders any amount collected under the Aged Receivables lessany amounts expended by the Purchaser in connection with any applicable collection efforts. The Purchaser shall have no obligation to deliver or otherwise pay to the Shareholders any uncollected portion of the Receivables Holdback. Notwithstanding anything in the foregoing to the contrary, (i) following the one hundred eighty (180) day period immediately following Closing, the Purchaser shall have no further obligation to deliver to the Shareholders any amount thereafter received under the Aged Receivables and the Purchaser shall, in its sole discretion, be entitled to write-off and cease collections efforts with respect to any Aged Receivable then outstanding (whether in whole or in part); (ii) nothing set forth herein shall obligate the Purchaser in any way to engage in collection practices with respect to the Aged Receivables other than practices reasonably consistent with its usual and ordinary collection practices then in effect; and (iii) the Purchaser shall have no obligation whatsoever to collect from any customer for an Aged Receivable that such customer disputes.

            (b)        In the event that any of the Shareholders shall be bound by the terms of this Agreement to indemnify or hold harmless any Purchaser Indemnified Party, including, without limitation, for any Losses or any Clawback Amount, the Purchaser shall be entitled to, but shall not be obligated to, set-off and recoup such Losses and/or Clawback Amount against the Acquisition Consideration; it being acknowledged and understood that any such set-off or recoupment may be made, in the Purchaser’s sole discretion, against any portion of the Acquisition Consideration that is not paid at Closing and prior to payment or delivery to the Shareholders, including (i) the Actual Stock Consideration, (ii) the Deferred Cash Payment, (iii) amounts collected by the Purchaser that are attributable to the Receivables Holdback, and/or (iv) the Contingent Earnout Payment.

            (c)        If the Company’s 2004 Revenue shall be less than Eight Million Dollars ($8,000,000), then the Shareholders, jointly and severally, shall pay to the Purchaser upon demand an amount equal to the difference between (i) Eight Million Dollars ($8,000,000) and (ii) the Company’s 2004 Revenue (the “Clawback Amount”). Each of the Shareholders and the Company hereby jointly and severally represents and warrants that the Company’s 2004 Revenue shall not be less than Eight Million Dollars ($8,000,000). In the event the Company’s 2004 Revenue is less than Eight Million Dollars ($8,000,000), and/or the Purchaser incurs any Losses for which the Purchaser exercises its set-off and recoupment rights pursuant to Section 1.5(b), the Purchaser shall give written notice to the Shareholders of the Clawback Amount and/or such Losses payable hereunder, and any set-off or recoupment against the Acquisition Consideration by the Purchaser for any such Clawback Amount and/or Losses shall be effective upon the date seven (7) calendar days immediately following the date of such notice (the “Set-off Effective Date”); provided, however, if the Shareholders dispute such claim in writing to the Purchaser prior to the Set-off Effective Date, then the effective date of such set-off or recoupment shall be the date the dispute is resolved; provided, further, however, that regardless of any dispute between the parties as to any such set-off or recoupment, the Purchaser shall be entitled to withhold any amounts deemed adequate by the Purchaser for such purpose until the date the dispute is resolved.

            (d)        In the event that as of the Set-off Effective Date, the total of (i) the Actual Stock Consideration, (ii) the Deferred Cash Payment, (iii) amounts collected by the Purchaser that are attributable to the Receivables Holdback and (iv) the Contingent Earnout Payment, not yet paid or delivered to the Shareholders is insufficient to set-off and recoup any claim for any Clawback Amount and/or any Losses, then the Shareholders shall pay to the Purchaser, jointly and severally, the difference to the Purchaser within seven (7) calendar days following the date of the Purchaser’s above-referenced claim notice.

            (e)        No limitation on any such right of set-off and recoupment provided under this Section 1.5 shall otherwise affect any Purchaser Indemnified Party’s rights hereunder or otherwise. Such remedy of set-off and recoupment shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which any Purchaser Indemnified Party is or may be entitled, at law or in equity. The exercise of any such right of set-off and recoupment by the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement.

            (f)        All set-offs, recoupments and/or payments of Losses and/or any Clawback Amount shall be treated as adjustments to the Acquisition Consideration payable to the Shareholders.

        1.6     Taking of Necessary Action; Further Action. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser or the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized to take, and will take, all such lawful and necessary action. If, at any time after the Closing, any further action is necessary or desirable to vest the Shareholders with full right, title and possession to and of the Acquisition Consideration, the officers and directors of the Purchaser are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND SHAREHOLDERS

        The Company and each Shareholder hereby jointly and severally represent and warrant to the Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule and schedule of exceptions (the “Company Disclosure Schedule”) delivered herewith and dated as of the date hereof (which Company Disclosure Schedule shall (i) be deemed to be representations and warranties as if made hereunder and (ii) adequately describe the exceptions and specifically reference the Section hereof to which it applies), as follows:

        2.1     Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses or leases from third parties substantial tangible Assets and Properties, or has employees.

        2.2     Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s board of directors has approved this Agreement and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, and no other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

        2.3     Capital Stock.

            (a)        The authorized capital stock of the Company consists of Three Thousand Sixty (3,060) shares of common stock, $10 par value per share (the “Company Common Stock”), of which One Thousand Eight Hundred (1,800) are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable, have been issued in compliance with all applicable federal, state and foreign securities Laws, and are owned beneficially and of record by the Shareholders. No shares of Company Common Stock are held in treasury or are authorized or reserved for issuance.

            (b)        Section 2.3(b) of the Company Disclosure Schedule lists the name and address of each Shareholder, and the number of outstanding shares of Company Common Stock owned of record and/or beneficially owned by each such Shareholder as of the execution of this Agreement.

            (c)        No Company Common Stock has been issued subject to a repurchase option or buy-back agreement on the part of the Company.

            (d)        There are no outstanding Equity Equivalents or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options. There is no stock plan of the Company pursuant to which Company Options have been issued or are available for issuance.

            (e)        There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Common Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

            (f)        The Company is not a party or subject to any agreement or understanding, and there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Common Stock, including any voting trust agreement or proxy. No debt securities of the Company are issued and outstanding.

        2.4     Subsidiaries. The Company has no (and prior to the Closing will have no) Subsidiaries and has not had any Subsidiaries since the Company’s inception. The Company does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

        2.5     Directors and Officers. The names of each director and officer of the Company on and his or her position with the Company are listed on Section 2.5 of the Company Disclosure Schedule.

        2.6     No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

            (a)        conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company;

            (b)        subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(c) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

            (c)        except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Assets and Properties of the Company is bound.

        2.7     Company Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company as of December 31, 2003, 2002 and 2001; (ii) the related audited consolidated statements of operations and statements of cash flows for such fiscal years ended December 31, 2003, 2002 and 2001; (iii) the unaudited consolidated balance sheet of the Company as of June 30, 2004; and (iv) the related unaudited consolidated statement of operations and statement of cash flows for the six (6) month period ended June 30, 2004 (collectively, the “Company Financials”). The Company Financials (i) have been prepared in accordance with GAAP, applied on a consistent basis, (ii) are complete and correct, (iii) are in accordance with the Books and Records of the Company and (iv) present fairly, in all respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

        2.8     Minute Books and Stock Records; Organizational Documents. Copies of the minute books and stock record books of the Company (a) have been provided or made available to the Purchaser or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the applicable date of the incorporation through the date hereof. The Company has prior to the execution of this Agreement made available to the Purchaser or its counsel true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company each as amended through the date hereof. The Company is not in violation of any provisions of its certificate of incorporation or bylaws (or similar organizational documents).

        2.9     Absence of Changes. Since June 30, 2004 (the “Company Financials Date”), except as set forth in Section 2.9 of the Company Disclosure Schedule, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of the Company. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Section 2.9 of the Company Disclosure Schedule, since the Company Financials Date:

            (a)        the Company has not entered into any Contract, other than with the Purchaser or its Affiliates, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

            (b)        the Company has not entered into any Contract, other than with the Purchaser and its Affiliates, as part of a Business Combination;

            (c)        the Company has not altered or entered into any Contract or other commitment to alter its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

            (d)        the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

            (e)        there has not been any amendment or other modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

            (f)        the Company has not entered into any transaction with any officer, director, stockholder, Affiliate or Associate of the Company, other than pursuant to any Contract disclosed to the Purchaser pursuant to Section 2.9, Section 2.18(a) or Section 2.20 of the Company Disclosure Schedule or other than pursuant to any Contract of employment listed pursuant to Section 2.18(a) of the Company Disclosure Schedule;

            (g)        the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

            (h)        no Action or Proceeding has been commenced or threatened by or against the Company;

            (i)        the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or effected or approved any split, combination or reclassification of any Company Common Stock, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Common Stock;

            (j)        (1) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Common Stock or Equity Equivalents, (2) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Common Stock, and (3) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;

            (k)        there has not been any amendment to the Company’s certificate of incorporation or bylaws (or similar organizational documents);

            (l)        there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than as disclosed in Section 2.9 of the Company Disclosure Schedule;

            (m)        the Company has not made or agreed to make any material disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of Assets or Properties in the ordinary course of business of the Company consistent with past practice;

            (n)        the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than acquisitions of inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company consistent with past practice

            (o)        the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in the aggregate in an amount exceeding Ten Thousand Dollars ($10,000);

            (p)        the Company has not made or agreed to make any write-off or write-down, any determination to write-off or write-down, or revalue, any of the Assets and Properties of the Company, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding Five Thousand Dollars ($5,000);

            (q)        the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of Five Thousand Dollars ($5,000), in any one case, or Ten Thousand Dollars ($10,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Company Financials Date;

            (r)        the Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

            (s)        the Company has not issued or sold any debt securities of the Company or guaranteed any debt securities of others;

            (t)        the Company has not granted any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written Contracts, copies of which have been made available to the Purchaser and which are disclosed in Section 2.9 of the Company Disclosure Schedule;

            (u)        except pursuant to a Contract disclosed to the Purchaser pursuant to Section 2.9 or Section 2.18 of the Company Disclosure Schedule, the Company has not (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or (ii) paid or agreed or made any commitment to pay any discretionary or stay bonus;

            (v)        the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company in the ordinary course of business) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company;

            (w)        the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

            (x)        the Company has not made any change in accounting policies, principles, methods, practices or procedures (including, without limitation, for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

            (y)        the Company has not commenced or terminated, or made any material change in, any line of business;

            (z)        there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in the aggregate in an amount exceeding Five Thousand Dollars ($5,000); and

            (aa)        the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause, or having the effect of, any of the foregoing, including, without limitation, with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

        2.10     No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including, without limitation, the notes thereto) or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no material Liabilities of the Company or affecting any of its Assets and Properties (other than Liabilities incurred in the ordinary course of business consistent with past practice since the Company Financials Date which are not for tort or for breach of contract).

        2.11     Taxes.

            (a)        The Company has filed all Tax Returns required to be filed. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where the Company files Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets and Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than any security interest for Taxes not yet due.

            (b)        The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c)        There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the Company has knowledge based upon contact with any agent of any such Governmental or Regulatory Authority. The Company has delivered or made available to the Purchaser true, correct and complete copies of all federal income Tax Returns filed, formal Tax opinions and examination reports received, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company since inception.

            (d)        The Company has never waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e)        The Company is not a party to or bound by (nor will it prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns (other than a group the common the Purchaser of which was the Company), under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). The Company has never been required to include any adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to Code Sections 481 or 263A or any comparable provisions under any state or foreign Tax Laws.

            (f)        The Company does not have any Liability for the Taxes of any Person, other than the Company, (A) under Reg. §1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

            (g)        The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

            (h)        The unpaid Taxes of the Company (A) did not, as of the June 30, 2004, exceed the reserve for Tax Liabilities of the Company (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financials described in Section 2.7(iii) and (iv) (rather than any notes thereto) and (B) will not exceed such reserve as adjusted for operations and transactions through the Closing in accordance with past custom and practice of the Company in filing its Tax Returns.

        2.12     Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

            (a)        there are no Actions or Proceedings pending or threatened, against or adversely affecting the Company or any of its Assets and Properties;

            (b)        there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or any of its Assets and Properties;

            (c)        the Company has not received notice, and does not otherwise have knowledge of, any Orders outstanding against the Company; and

            (d)        there are no defects, dangerous or substandard conditions in the products or materials sold, distributed or currently proposed to be sold or distributed by the Company that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death or damage to property, or loss of use of property. Section 2.12(d) of the Company Disclosure Schedule sets forth all Actions or Proceedings against or affecting, or threatened against, the Company or any of its Assets and Properties during the three-year period prior to the date hereof.

        2.13     Compliance with Laws and Orders. Neither the Company, nor any of its respective directors, officers, Affiliates, agents or employees, has violated in any respect since the incorporation of the Company, or is currently in default or violation in any respect under, any Law or Order applicable to the Company or any of its Assets and Properties. The Company is not aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company since the incorporation of the Company.

      2.14     Plans; ERISA.

            (a)        All of the Plans of the Company are listed on Section 2.14(a) of the Company Disclosure Schedule. Copies of all such Plans have been made available to the Purchaser. To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Internal Revenue Code, and except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, no Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code or Section 501(a) of the Internal Revenue Code. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. The Company has not been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer or director has incurred any Liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Internal Revenue Code, which are applicable to such Plans. Except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, no Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. All material reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished. Except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, the Company is not under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.

            (b)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) except as set forth in Section 2.14(b) of the Company Disclosure Schedule, result in any payment or increase (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof), (iii) increase any benefits otherwise payable under any Plan or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

            (c)        To the extent applicable, the Company has complied with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company and its respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

        2.15    Real Property.

            (a)        Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company, or otherwise), utilized and/or operated (the “Lease Documents”) have been made available to the Purchaser and such Lease Documents are unmodified and in full force and effect. The Company does not own any real property other than Company owned leasehold improvements, if any, on Leased Real Property.

            (b)        Subject to the terms of the Lease Documents, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of the Company, and of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.

            (c)        Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (A) comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

        2.16     Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Company Financials Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except (i) for the Liens disclosed in Section 2.16 of the Company Disclosure Schedule and purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s business for which the purchase price is not yet due and payable, or (ii) as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is suitable in all respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all respects, ordinary wear and tear excepted, and its use complies with all applicable Laws. Section 2.16 of the Company Disclosure Schedule sets forth all material tangible personal property used in the conduct of the business of the Company.

        2.17     Intellectual Property.

            (a)        Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

            (b)        The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property. Each item of Company Intellectual Property of the Company, including, without limitation, all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Liens. The Company (i) owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company, including, without limitation, the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company or are in the public domain and (ii) owns exclusively, and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own.

            (c)        To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

            (d)        The Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

            (e)        The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s business, as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license and sale of the products, technology and services of the Company.

            (f)        Section 2.17(f) of the Company Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses) to which the Company is a party with respect to any Intellectual Property. No Person, other than the Company, has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

            (g)        Section 2.17(g) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

            (h)        Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, the operation of the business of the Company, as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violate the rights of any Person (including rights to privacy or publicity) or (iv) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

            (i)        Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office.

            (j)        There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

            (k)        To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

            (l)        Except as set forth in Section 2.17(l) of the Company Disclosure Schedule, the Company has taken all commercially reasonable steps to protect their respective rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been provided to the Purchaser or made available to the Purchaser for review.

            (m)        No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

            (n)        No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

            (o)        Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in the Purchaser’s granting any rights or licenses with respect to the Intellectual Property of the Purchaser to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

            (p)        Section 2.17(p) of the Company Disclosure Schedule sets forth a list of (x) all software which the Company has licensed from any third party which is used by the Company in its products or otherwise in its business (other than off-the-shelf software) and (y) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company. The Company has all rights necessary to the use of such software, “freeware” and “shareware.”

            (q)        The products of the Company comply with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company. There are no outstanding claims (or facts known to the Company that are likely to lead to a claim) for breach of warranties by the Company in connection with the foregoing. All product performance comparisons heretofore furnished by the Company to customers or the Purchaser are accurate in all respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a product or License on the product covered by the superseded comparison, the superseding comparison shall be accurate in all respects and the superseded comparison shall be disregarded).

            (r)        The Company has taken all necessary steps to protect and preserve ownership of Company Intellectual Property. The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that the consultant is concurrently employed by the Company and a third party, the Company has taken all appropriate steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party), except as set forth in Section 2.17(r) of the Company Disclosure Schedule.

            (s)        The Company has delivered to the Purchaser correct and complete copies of all Company Registered Intellectual Property and Company Intellectual Property and complete copies of all other written documentation evidencing the Company’s ownership and prosecution (if applicable) thereof.

            (t)        The Company is in compliance with any and all security standards and disaster recovery plans maintained by the Company designed to protect the Company’s information technology.

            (u)        None of the Company or the Shareholders has any knowledge of any new products, inventions, procedures or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any process, product, technology or service of the Company.

        2.18     Contracts.

            (a)        Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts (true and complete copies of which or, if oral Contracts, complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Purchaser prior to the execution of this Agreement except as listed in Section 2.18(a) of the Company Disclosure Schedule), to which the Company is a party or by which any of its Assets and Properties are bound (other than employee offer letters).

            (b)        Each Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in all respects in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, no other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), and no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by any party thereunder or give rise to termination rights thereunder.

            (c)        Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory.

        2.19     Government Contracts.

            (a)        Section 2.19(a) of the Company Disclosure Schedule contains a complete and correct list of all Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the five (5) year period prior to the Closing. For each Government Contract disclosed, Section 2.19(a) of the Company Disclosure Schedule also contains a complete and correct list of all contracting officers’ contact information, including without limitation, full names, addresses and phone numbers.

            (b)        Section 2.19(a) of the Company Disclosure Schedule accurately reports for each Government Contract the total net payments made as of the Company Financials Date, payments due for work performed, and the Company’s best estimate of total projected value.

            (c)        Except as disclosed in Section 2.19(a) of the Company Disclosure Schedule, the Company has not bid on or been awarded any “small business set aside contract,” “woman-owned set aside contract,” any other “set aside contract” or other order or contract requiring small business or other special status at any time during the last five (5) years. None of the Company’s expected sales or orders will be lost, and the customer relations of the Company will not be damaged, as a result of the Company continuing the operations of the Company as an entity that does not qualify as a small business concern.

            (d)        The Company is, and has been since five (5) years prior to the date of this Agreement, in compliance with all terms and conditions of each Government Contract, and the Company has not received notice of any breach or violation of any contract requirement or law or regulation pertaining to any Government Contract. No contract termination, default notice or show cause notice is, or since the date five (5) years prior to the date of this Agreement has been, in effect pertaining to any Government Contract.

            (e)        Neither (i) the Company, nor any of its respective partners, stockholders, directors or officers, nor (ii) any of their respective predecessors, has been debarred, suspended or excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor has any debarment, suspension or exclusion proceeding been initiated against the Company or any of its predecessors, partners, stockholders, directors or officers.

            (f)        There have been no Actions or Proceedings involving or related to the Company or any of its predecessors, partners, stockholders, directors, officers or employees with respect to an alleged or potential violation of a contract requirement or applicable Law pertaining to any Government Contract, since the date ten (10) years prior to the date of this Agreement.

            (g)        The Company has not conducted any internal investigation in connection with which the Company has engaged any outside legal counsel, auditor, accountant or investigator, or made any disclosure to any Governmental or Regulatory Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of applicable Law with respect to any Government Contract.

            (h)        The Company maintains systems of internal controls that are in compliance with all requirements of all of the Government Contracts and of applicable Laws, including, without limitation, the Federal Acquisition Regulation (“FAR”).

            (j)     Without limiting the force and affect of Section 2.19(h) above, the Company specifically maintains systems of internal controls that:

(i)	are in compliance with the Cost Accounting Standards required by Subpart 30.6 of FAR and has practiced such accounting methods since its inception or shortly after its inception; and

(ii)	promote the protection of the Company’s Intellectual Property and Registered Intellectual Property, including, without limitation, those described in Part 27 of FAR, including, without limitation, compliance with the required procedures for reporting and electing Intellectual Property and/or Registered Intellectual Property.

            (k)        Neither the Company, nor any of the employees, directors, partners, principals, agents or assignees of the Company, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

            (l)        All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental or Regulatory Authority, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since five (5) years prior to the date of this Agreement, including (but not limited to) any statements made in connection with the Procurement Integrity Law, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations, contract clauses, representations or certifications were and still are complete and correct in all material respects.

            (m)        The Company has no pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract, nor is there any claim or anticipated claim against the Company by any customer agency with respect to any Government Contract, including, but not limited to, any claim for a reduction in price under any Government Contract. There exists no basis for a claim of liability against the Company by any Governmental Authority under the Truth in Negotiations Act and/or as a result of defective cost and pricing data submitted by the Company to any Governmental Authority.

            (n)        The Company has no pending Actions or Proceedings against it by any Person, including, but not limited to, any claim for infringement of a patent, trademark, copyright or trade secret whose use is connected with the performance of a Government Contract.

            (o)        Section 2.19(o) of the Company Disclosure Schedule identifies any and all employees of the Company who control and/or operate the Assets and Properties of the Company used to perform any and all of the Company’s existing Government Contracts as disclosed in 2.19(a) of the Company Disclosure Schedule, and, except as disclosed in Section 2.19(o) of the Company Disclosure Schedule, all such employees shall continue to be employed by the Company at the Closing as provided in Section 6.3(f)(iv) and shall continue to so control and operate such Assets and Properties of the Company following the Closing.

        2.20     Insurance. Section 2.20 of the Company Disclosure Schedule contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company relating to the Assets and Properties of the Company, copies of which have been provided or made available to the Purchaser. In the three (3) year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets and Properties of the Company, purchase of additional equipment or modification of any of the Company’s methods of doing business. The insurance coverage provided by the policies set forth in Section 2.20 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Section 2.20 of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid, and neither the Company, nor the Person to whom such policy has been issued, has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that is likely to lead to the cancellation of such policies or of any threatened termination of, or premium increase with respect to, any of such policies. The insurance policies listed in Section 2.20 of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of their respective Assets and Properties is bound. Section 2.20 of the Company Disclosure Schedule contains a list of all claims in excess of Ten Thousand Dollars ($10,000) made under any insurance policies covering the Company in the last three (3) years. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Section 2.20 of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

        2.21     Affiliate Transactions.

            (a)        Except as disclosed in Section 2.9 or Section 2.21(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, director, Shareholder, Affiliate or Associate of the Company, or (B) any Person who is an Associate of any such officer, director, Shareholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any Assets and Properties, services or facilities to any such current or former officer, director, Shareholder, Affiliate or Associate, (iii) neither the Company, nor any such current or former officer, director, Shareholder, Affiliate or Associate, provides or causes to be provided any Assets and Properties, services or facilities to the Company, and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, Shareholder, Affiliate or Associate.

            (b)        Except as disclosed in Section 2.21(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.21(a) of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms.

        2.22 Employees; Labor Relations.

            (a)        The Company is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of Company, and there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor been threatened any strike, slow-down, picketing, work-stoppage or other similar labor activity with respect to any such employees. The Company is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company and Persons employed by or providing services to the Company.

            (b)        Each Person who is an employee of the Company is employed at will. No employee of the Company is represented by a union. Each Person who is an independent contractor of the Company is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Section 2.22(b) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. No current employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company is not a party to any agreement for the provision of labor from any outside agency. Since the Company’s inception, there have been no claims against the Company by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any Governmental or Regulatory Authority with regard to such employees.

            (c)        No officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound.

        2.23 Environmental Matters.

            (a)        No Hazardous Material is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon) and no reasonable likelihood exists that any Hazardous Material will come to be present in, on, or under any properties owned, operated, occupied, leased or used at any time (including both land and improvements thereon) by the Company. The Company has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, or currently engages in any of the foregoing activities, in violation of any applicable statute, rule, regulation, order, treaty or Law.

            (b)        No Approvals are required to be obtained by the Company under any Environmental Laws. The Company has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

            (c)        No Action or Proceeding is pending, or to the Company’s knowledge, threatened concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company. The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental Liability.

        2.24 Substantial Customers and Suppliers. Section 2.24 of the Company Disclosure Schedule lists the ten (10) largest customers of the Company on the basis of revenues collected or accrued for the Company Financials. Section 2.24 of the Company Disclosure Schedule lists the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased for the Company Financials. Except as disclosed in Section 2.24 of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2003 or has threatened to cease or reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 2.24 of the Company Disclosure Schedule no such customer or supplier is threatened with bankruptcy or insolvency.

        2.25 Accounts Receivable. Except as set forth in Section 2.25 of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Company Financials Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) are not subject to any valid set-off or counterclaim, (d) have been collected or are fully collectible net of reserves according to their terms in amounts not less than the aggregate amounts thereof carried on the Books and Records of the Company and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

        2.26 Inventory. Except to the extent reserved or provided for in the Company Financials, all inventory of the Company reflected on the balance sheets included in the Company Financials consisted, and all such inventory acquired since the Company Financials Date consists, of a quality and quantity usable and saleable in the ordinary course of business. Except as disclosed in the notes to the Company Financials or in Sections 2.26 or 2.16 of the Company Disclosure Schedule, all items included in the inventory of the Company are the property of the Company, free and clear of any Lien, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

        2.27 Other Negotiations; Brokers; Third-Party Expenses. Neither the Company, nor any of its officers, directors, employees, agents, or stockholders (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company), (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) except as disclosed in Section 2.27 of the Company Disclosure Schedule, has entered into any Contract or arrangement with any Person regarding any transaction involving the Company which is likely to result in the Purchaser, the Company, or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Except as set forth in Section 2.27 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company; it being acknowledged and understood by the parties that any such fee or commission shall be solely for the account of the Shareholders and shall not be an obligation of the Purchaser.

        2.28 Banks and Brokerage Accounts. Section 2.28 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

        2.29 Warranty Obligations.

            (a)        Section 2.29(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or threatened dispute. True and correct copies of the Warranty Obligations have been made available to the Purchaser prior to the execution of this Agreement.

            (b)        Except as disclosed in Section 2.29(b) of the Company Disclosure Schedule, (i) there have not been any deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company, other than corporate officers is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheets included in the Company Financials reflect reasonable reserves for Warranty Obligations. All products manufactured or designed by the Company, and all products licensed, leased, rented or sold by the Company to other Persons, (A) are free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all respects.

        2.30 Foreign Corrupt Practices Act. Neither the Company, nor any agent, employee or other Person acting on behalf of the Company, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        2.31 Assignment and Transfer of Assets and Properties. There are no Intellectual Property, Contracts or other Assets and Properties in use in the business of the Company that are owned or leased by any of the Shareholders that have not been or will not have been assigned to the Purchaser, or the Company at or prior to the Closing. No other Person, including any Shareholder, has or will have any rights therein as of Closing.

        2.32 Financial Projections. The Company has made available to the Purchaser certain financial projections with respect to the Company’s business which projections were prepared for internal use only. The Company represents and warrants that such projections were prepared in good faith and are based on reasonable assumptions as of the date of this Agreement.

        2.33 Approvals.

            (a)        Section 2.33(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities known to the Company relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

            (b)        Section 2.33(b) of the Company Disclosure Schedule contains a list of all Approvals which are required to be given to or obtained by the Company from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

            (c)        Except as set forth in Section 2.33(c) of the Company Disclosure Schedule, the Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and there has been no written notice received by the Company of any violation or non-compliance with any such Approvals. All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.33(c) of the Company Disclosure Schedule.

        2.34 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Acquisition or the other transactions contemplated hereby.

        2.35 Patriot Act. The Company, and all of its directors, officers, Affiliates, agents and employees, at all times has been in substantial compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended, and the rules and regulations promulgated thereunder, as applicable to the Company and its Assets and Properties.

        2.36 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to the Purchaser pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of fact or omits to state any fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Purchaser copies of all of the Contracts and Licenses and other Books and Records which the Purchaser has requested on or before the date of this Agreement.

ARTICLE 2A
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder hereby represents and warrants to the Purchaser as follows:

        2A.1 Ownership of Company Common Stock. Such Shareholder owns of record and beneficially the number of issued and outstanding shares of Company Common Stock set forth opposite his name on Section 2.3(b) of the Company Disclosure Schedule. Such shares are, and when delivered by such Shareholder to the Purchaser pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens, under the Uniform Commercial Code or otherwise.

        2A.2 Shareholder Net Worth. Such Shareholder is an individual who, together with his spouse, has a net worth (i.e., total assets in excess of total liabilities) in excess of One Million Dollars ($1,000,000).

        2A.3 Authority Relative to this Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Shareholder is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Shareholder is or will become a party have been or will be, as applicable, duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which the Purchaser is a party, thereof) by, and enforceability against, the Purchaser, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of such Shareholder enforceable against him in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

        2A.4 No Conflicts. The execution and delivery by such Shareholder of this Agreement and the Ancillary Agreements to which he is a party does not, and the performance by such Shareholder of his obligations under this Agreement and the Ancillary Agreements to which he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

            (a)        conflict with or result in a violation or breach of any Law or Order applicable to such Shareholder; or

            (b)        (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require such Shareholder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of such Shareholder’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s Assets and Properties is bound.

        2A.5 Finder’s Fee. Except as set forth in Section 2.27 of the Company Disclosure Schedule, such Shareholder has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement; it being acknowledged and understood by the parties that any such fee or commission shall be solely for the account of the Shareholders and shall not be an obligation of the Purchaser.

        2A.6 Agreements. Such Shareholder is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company. There are no agreements or arrangements not contained herein or disclosed in the Company Disclosure Schedule, to which such Shareholder is a party relating to the business of the Company or to such Shareholder’s rights and obligations as a stockholder, director or officer of the Company. Except as set forth in Section 2A.6 of the Company Disclosure Schedule, such Shareholder does not own, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any organization which has a contract or arrangement with the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Company and the Shareholders, as follows:

        3.1 Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. The Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Purchaser.

        3.2 Authority Relative to this Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Purchaser, and no other corporate action on the part of the Purchaser is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been or will be, as applicable, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

        3.3 No Conflicts. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party does not, and the performance by the Purchaser of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Purchaser.

ARTICLE 4
CONDUCT PRIOR TO THE CLOSING

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Closing, the Company (unless the Company is required to take such action pursuant to this Agreement or the Purchaser shall give its prior consent in writing) shall carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, pay its Liabilities and Taxes consistent with the Company’s past practices, pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), and, to the extent consistent with such business, use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, neither the Company nor any Shareholder shall, without the prior written consent of the Purchaser, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any representations or warranties contained in this Agreement untrue or incorrect when made. Neither the Company nor any Shareholder shall, without the prior written consent of the Purchaser, take or agree in writing or otherwise to take, any action that would prevent the Company or any Shareholder from performing or cause the Company or any Shareholder not to perform its agreements and covenants hereunder or knowingly cause any condition to the Purchaser’s closing obligations in Section 6.1 or Section 6.3 not to be satisfied.

        4.2 No Solicitation. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company nor any Shareholder will take, nor will the Company permit any of the Company’s representatives to take, any of the following actions with any Person other than the Purchaser and its designees: (a) solicit, encourage, initiate, entertain, accept receipt of, or review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”), (b) provide information with respect to the Company to any Person(other than the Purchaser) relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company, (c) agree to, enter into a Contract with any Person(other than the Purchaser) providing for, or approve a Business Combination with the Company or (d) authorize or permit any of the Company’s representatives to take any such action. The Company will notify the Purchaser immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the Assets and Properties, Books and Records of the Company by any Person or entity that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to the Purchaser shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company (and its officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company agrees that it will use commercially reasonable efforts to promptly inform its officers, directors, key employees and representatives of the obligations undertaken in this Section 4.2. Nothing in this Section 4.2 shall permit the Company to terminate this Agreement. The Company, each Shareholder and the Purchaser each acknowledge that this Section 4.2 was a significant inducement for the Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Shareholders in the Acquisition or (ii) a failure to induce the Purchaser to enter into this Agreement.

ARTICLE 5
ADDITIONAL AGREEMENTS

        5.1 Access to Information.

        Subject in all cases to the Company’s obligations of confidentiality with respect to third-party confidential information, between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (i) give the Purchaser and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (ii) permit the Purchaser to make reasonable inspections upon reasonable prior notice during normal business hours; (iii) furnish the Purchaser such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as the Purchaser from time to time may reasonably request, including financial statements and schedules; (iv) allow the Purchaser the opportunity to interview such customers, suppliers, prime contractors (when the Company is a subcontractor on a Contract), employees and other personnel and Affiliates of the Company with the Company’s prior written consent; and (v) assist and cooperate with the Purchaser in the development of cooperation plans for implementation by the Purchaser and the Company following the Closing; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Subject to Section 5.2 and the agreements referenced therein, materials furnished to the Purchaser pursuant to this Section 5.1 may be used by the Purchaser for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

        5.2 Confidentiality. The parties acknowledge that the Purchaser and the Company have previously executed a Letter of Intent, dated July 7, 2004, containing confidentiality provisions (such provisions of such Letter of Intent, collectively, the “Confidentiality Agreements”) and have implemented certain confidentiality procedures pursuant thereto, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, all information furnished to the Purchaser and its officers, employees, accountants and counsel by and on behalf of the Company and its officers, employees, accountants and counsel, and all information furnished to the Company and its officers, employees, accountants and counsel by and on behalf of the Purchaser and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreements, and the Purchaser and the Company shall be fully liable and responsible under the Confidentiality Agreements for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, employees, accountants, counsel and other representatives.

        5.3 Expenses. All fees and expenses incurred by the Company and any of the Shareholders in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, success and all other fees and expenses of third parties (the “Company Expenses”) shall be the joint and several obligation of the Shareholders. All fees and expenses incurred by the Purchaser in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of the Purchaser.

        5.4 Public Disclosure. Promptly after execution of this Agreement, the Purchaser and the Company shall issue a joint press release relating to this Agreement (the “Joint Press Release”) to be prepared by the Purchaser. Thereafter, unless otherwise required by Law (including federal and state securities laws), no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any Shareholder hereto unless approved by the Purchaser prior to release.

        5.5 Notices and Approvals. The Company shall give any notices that the Purchaser may reasonably request in connection with the Acquisition or that are otherwise required or contemplated hereunder. The Company and the Purchaser shall obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Acquisition so as to preserve all rights of and benefits to the Company thereunder, and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

        5.6 FIRPTA Compliance. On or prior to the Closing, the Company shall deliver to the Purchaser a properly executed statement in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations (if any) under Treasury Regulation Section 1.1445-2(c)(3).

        5.7 Notification of Certain Matters. The Company or each Shareholder, as applicable, shall give prompt notice to the Purchaser of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any Shareholder contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of the Company or any Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the Purchaser.

        5.8 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or Person required in connection with the Acquisition; provided, however, that neither party shall be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such Approval, other than customary filing fees) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each of the Shareholders agrees and acknowledges that he shall, and shall cause his Affiliates to, assign or transfer to the Company any Intellectual Property, Contracts and other Assets and Properties that are used in the business of the Company and are owned or leased by such Shareholder or its Affiliates. Each party agrees to use reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

        5.9 Resignation of Directors. Except as provided in Section 1.3, the Company and the Shareholders shall obtain and deliver to the Purchaser at the Closing the resignation of each director (or equivalent office) and officer of the Company.

        5.10 Audited Financial Statements; Company’s Auditors. The Company shall cause its management and its independent accountants to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by the Purchaser to comply with applicable SEC regulations, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by the Purchaser.

        5.11 Delivery of Stock Ledger and Minute Book of the Company. The Company shall deliver its stock ledgers and minute books to the Purchaser at the Closing.

        5.12 Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Purchaser and the Shareholders for certain tax matters following the Closing:

            (a)       Cooperation on Tax Matters.

                (i)        The Purchaser, the Company and each Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Shareholder shall (A) retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or any Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the Purchaser so requests, the Company and each of the Shareholders, as the case may be, shall allow the Purchaser to take possession of such Books and Records.

                (ii)        The Purchaser and each Shareholder shall, upon request, use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

                (iii)        The Purchaser and each Shareholder shall, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Department Regulations promulgated thereunder.

            (b)       Tax Period Ending on or before Closing. The Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all income Tax Returns for the Company for all periods ending on or prior to the Closing that are filed after the Closing.

            (c)       Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the party legally responsible therefor when due, and such party will, at their or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of the Purchaser and the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

        5.13 Releases. At Closing, each of the Shareholders covenants and agrees to deliver, and shall cause each of the officers and directors of the Company to deliver, to the Company a release (each a “Release”), in such form as is reasonably satisfactory to the Purchaser, stating that such Shareholder, officer or director (each a “Releasing Party”), on behalf of himself and his respective successors and assigns, releases and forever discharges the Company, and each of its past, present or future directors, officers, trustees, employees, representatives, Affiliates, stockholders, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, Actions or Proceedings, causes of action, orders, obligations, Contracts, agreements, debts, Indebtedness and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, “Claims”), which such Releasing Party now has, has ever had or may hereafter have against any one or all of the Released Parties for, upon or by reason of, any matter, cause or thing whatsoever, from the beginning of the world through the date of such Release, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its corporate organizational documents, any Contract or otherwise and whether or not relating to Claims pending on, or asserted after the date of such Release, expressly excluding, however, any rights of such Releasing Party arising under this Agreement, which rights shall not be affected in any manner by such Release. Each Release shall also state that the Releasing Party, on behalf of himself and his successors and assigns, irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any Action or Proceeding of any kind against any Released Party, based upon any matter released by such Release.

        5.14 Establishment of Option Pool. (a) As soon as practicable, but in no event later than December 31, 2004, the Purchaser shall take such actions as are necessary to set aside from the Purchaser’s Stock Option Plan the Option Pool for the exclusive benefit of the Persons listed on Section 6.3(f) of the Company Disclosure Schedule (the “Optionees”).

            (b)        The grant of stock options from the Option Pool shall be made to the Optionees in such amounts as may be determined by the Compensation Committee of the Purchaser, in consultation with Mr. Turissini, pursuant to and in accordance with the terms and conditions of the Purchaser’s Stock Option Plan.

        5.15 Purchaser Stock. Each certificate representing any portion of the Maximum Stock Consideration or any shares of Purchaser Stock issued pursuant to Section 1.4(a)(i)(x) will be imprinted with legends substantially in the following form:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISTRIBUTED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE SECURITIES LAWS COVERING SUCH SECURITIES, OR SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR DISTRIBUTION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE SECURITIES LAWS. WIDEPOINT CORPORATION MAY REQUIRE AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES (REASONABLY ACCEPTABLE TO WIDEPOINT CORPORATION AND ITS COUNSEL) STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR DISTRIBUTION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE SECURITIES LAWS. THE SECURITIES EVIDENCED HEREBY ARE FURTHER SUBJECT TO FURTHER RESTRICTIONS AS CONTAINED IN EACH OF THE STOCK PURCHASE AGREEMENT, DATED AS OF OCTOBER 14, 2004, AND THE ESCROW AGREEMENT, DATED AS OF OCTOBER 22, 2004.

No Shareholder shall offer, sell, assign, pledge, hypothecate or otherwise transfer (“Transfer”) any shares of the Purchaser Stock acquired pursuant to this Agreement in violation of Rule 144 promulgated under the Securities Exchange Act of 1934, as amended. Each Shareholder may Transfer all of the shares of Purchaser Stock acquired by such Shareholder pursuant to this Agreement (x) at any time with respect to a Transfer to any successor or assignee that is controlled by, under common control with, or controls the Shareholder or who is a member of the “immediate family” (as such term is defined under Rule 16a-1(e) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of the Shareholder and (y) after December 31, 2005 with respect to any other Transfer; provided, however, that before any such Shareholder may Transfer any such shares of Purchaser Stock, such Shareholder must first furnish the Purchaser with (i) a written opinion reasonably satisfactory to the Purchaser in form and substance from counsel reasonably satisfactory to the Purchaser by reason of experience to the effect that such Shareholder may Transfer the Purchaser Stock as desired without registration under the Securities Act of 1933, as amended, and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Purchaser in form and substance agreeing to be bound by any restrictions on Transfer of such shares of the Purchaser Stock as may then be applicable.

ARTICLE 6
CONDITIONS TO CLOSING

        6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a)       Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.

        (b)       No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition or require the Purchaser to (i) hold separate the assets of the Company or (ii) not exercise full voting rights with respect to its shares of capital stock of the Company or (iii) which would permit consummation of the Acquisition only if certain divestitures were made or if the Purchaser were to agree to limitations on its or its Subsidiaries’ business activities or operations.

        6.2 Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by such Shareholder:

            (a)       Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

            (b)       Performance. The Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing, including (i) delivery of the Aggregate Closing Amount pursuant to Section 1.4(a)(i)(x), in the amount and form specified in Section 1.4(a) of the Company Disclosure Schedule, to each Shareholder (or, in the case of any Purchaser Stock to be delivered to such Shareholder as part of the Aggregate Closing Amount, arrangements necessary to have certificates evidencing such Purchaser Stock to be issued by the Purchaser’s transfer agent as promptly as practicable shall have been made and documentation to such effect shall be provided to such Shareholder at or before the Closing) and (ii) the making of arrangements necessary to have the Purchaser’s transfer agent issue certificates evidencing the Maximum Stock Consideration to be delivered to the Escrow Agent in accordance with Section 1.4(a)(i)(y) as promptly as practicable, which arrangements shall be evidenced by documentation to such effect delivered to the Shareholders at the Closing.

            (c)       Closing Certificate. The Purchaser shall have delivered to the Shareholders a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 6.2(a) and (b) above is satisfied in all respects.

        6.3 Additional Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

            (a)       Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date).

            (b)       Performance. The Company and each Shareholder shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company or any Shareholder, as the case may be, at or before the Closing.

            (c)       Closing Certificate. The Shareholders shall have delivered to the Purchaser a certificate, dated the date of the Closing, to the effect that each of the conditions specified in Sections 6.3(a) and (b) above and Section 6.3(h) below is satisfied in all respects.

            (d)       Stock Certificates. The Shareholders shall have delivered to the Purchaser the certificate or certificates representing all of the issued and outstanding Company Capital Stock, duly endorsed in blank, or accompanied by a duly executed blank stock power.

            (e)       Legal Opinion. The Purchaser shall have received a legal opinion from McCullough & Nicholas, counsel to the Company and the Shareholders, in the form set forth in Exhibit B attached hereto.

            (f)       Employees. Except for terminations caused by death or disability, (i) the persons listed on Section 6.3(f) of the Company Disclosure Schedule shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company following the Closing and shall have executed and delivered to the Purchaser the Purchaser’s Intellectual Property, Confidentiality and Non-Competition Agreement in substantially the form attached hereto as Exhibit C (the “Non-Competition Agreement”); (ii) Mr. Turissini shall be retained as an employee by the Company and shall have delivered to the Purchaser an Employment Agreement in substantially the form attached hereto as Exhibit D (the “Employment Agreement”); and (iii) Mr. Montgomery shall be retained as a consultant by the Company and shall have delivered to the Purchaser a Consulting and Non-Competition Agreement in substantially the form attached hereto as Exhibit E.

            (g)       Approvals. (i) Approvals, if any, from any Person other than a Governmental or Regulatory Authority necessary for consummation of the transactions contemplated hereby shall have been obtained, including any Approvals required to be disclosed in Section 2.6(c) of the Company Disclosure Schedule; and (ii) at and after the Closing, the Company shall have and be entitled to exercise all of its rights under the Contracts listed on Section 2.18(a) of the Company Disclosure Schedule without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

            (h)       Net Working Capital. The Company shall have not less than One Million Two Hundred Thousand Dollars ($1,200,000) in Net Working Capital at the time of Closing.

            (i)       Releases. Each of the Shareholders and the officers and directors of the Company shall have executed and delivered a Release to the Company in accordance with Section 5.13.

            (j)       Financing. The Purchaser shall have obtained on terms and conditions satisfactory to it, in its sole and absolute discretion, all of the financing it needs in order to consummate the Acquisition and to fund the working capital requirements of the Company after the Closing.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

        7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Shareholders or the Company (whether pursuant to Section 5.1 or otherwise) or a waiver by the Purchaser of any condition to Closing set forth in Article 6, the Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Except for the representations and warranties set forth in Sections 2.2, 2.3(a), 2.11, 2.14, 2.19, and 2A.1 (which shall survive the Closing and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the third anniversary of the Closing (the “Expiration Date”); provided, however, that all of the representations and warranties made by the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire upon the Closing. For the avoidance of doubt, each provision of Article 1 and all corresponding Schedules shall survive until the satisfaction of all obligations described therein, and each provision of Article 9 and Article 10 shall survive so long as it is relevant to any other surviving provision. No Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

        7.2 Indemnification by the Shareholders. After the Closing, the Purchaser and its Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by each of the Shareholders, jointly and severally, for any and all Liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es)”), arising out of or resulting from:

            (i)        any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company or any of the Shareholders, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

            (ii)        any breach of any covenant or agreement made by the Company or any of the Shareholders in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

            (iii)        Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire Company Common Stock or any of the Company’s Assets and Properties;

            (iv)        Losses with respect to any Company Expenses required to be paid by the Shareholders pursuant to Section 5.3;

            (v)        Losses with respect to any Contract resulting from, relating to or arising out of the conduct of the Company’s business, including without limitation, Losses incurred as the result of any audit, renegotiation, termination, breach (other than breaches which occur after the Closing), amendment or adjustment of any Contract; or

            (vi)        Losses with respect to the litigation described in Section 7.2 of the Company Disclosure Schedule.

      7.3 Indemnification Procedures.

            (a)        The obligations and Liabilities of the Shareholders under this Article 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 7 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 7.3. If any Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Shareholders notice of such Third Party Claim within fifteen (15) days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any of the Shareholders from any of his respective obligations under this Article 7. The notice of claim shall describe in reasonable detail the facts known to the Purchaser Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom.

            (b)        Any of the Shareholders shall be entitled to assume and control the defense of a Third Party Claim at his expense and through counsel of his choice (such counsel to be reasonably acceptable to the Purchaser Indemnified Party) if he gives notice of his intention to do so to the Purchaser Indemnified Party within fifteen (15) days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Purchaser Indemnified Party and any such Shareholder, then the Purchaser Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Shareholders, jointly and severally. In the event that any of the Shareholders exercises the right to undertake any such defense against any such Third Party Claim as provided above, such Shareholder(s) shall conduct the defense of the Third Party Claim actively and diligently and the Purchaser Indemnified Party shall cooperate with such Shareholder(s) in such defense and make available to such Shareholder(s) at such Shareholder’s expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by such Shareholder(s). Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Shareholders shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Shareholders’ expense, jointly and severally, all such witnesses, records, materials and information in any Shareholder’s possession or under any Shareholder’s control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

            (c)        Each Shareholder hereby agrees that he will not make any claim for indemnification against the Purchaser (or the Company) by reason of the fact that such Shareholder was a controlling person, director, officer, employee, agent or other representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Liabilities of any kind or otherwise and whether such claim is pursuant to any statute, charter, bylaw, Contract or otherwise) with respect to any Action or Proceeding, Third Party Claim or other Loss claim brought by any Purchaser Indemnified Party against such Shareholder (whether such Action, Proceeding, Third Party Claim or other Loss claim is pursuant to this Agreement, applicable law or otherwise).

        7.4 Right of Offset. As provided in Section 1.5, in the event any amounts are payable by any Shareholder to Purchaser Indemnified Party pursuant to this Article 7, the Purchaser may set-off and recoup such amounts against (i) the Actual Stock Consideration, (ii) the Deferred Cash Payment (iii) amounts collected by the Purchaser that are attributable to the Receivables Holdback and/or (iv) the Contingent Earnout Payment, to the extent that any such amount has not been previously paid or delivered to the Shareholders. The Purchaser’s right to set-off and recoup amounts payable by any Shareholder is in addition to, and not in lieu of, any other rights the Purchaser may have at law, in equity, under the terms of this Agreement or otherwise with respect to recovering such amounts from the Shareholders.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

            (a)        by mutual agreement of all of the Shareholders and the Purchaser;

            (b)        by the Purchaser or all of the Shareholders if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on October 31, 2004 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

            (c)        by the Purchaser if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit the Purchaser’s ownership or operation of all or any portion of the business of the Company or (ii) compel the Purchaser to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Acquisition;

            (d)        by the Purchaser if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the date specified in Section 8.1(b)(i); and

            (e)        by all of the Shareholders if none of them is in material breach of his representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser and (i) the Purchaser is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Purchaser (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the date specified in Section 8.1(b)(i).

        8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, the Shareholders or the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.4, 5.5 and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Closing, the Purchaser and the Shareholders may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
MISCELLANEOUS PROVISIONS

        9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

        If to the Purchaser to:

WidePoint Corporation One Lincoln Centre, Suite 1100 Oakbrook Terrace, IL 60181 Facsimile No.: 630.629.7559 Attn: James T. McCubbin

        with a copy (which shall not constitute notice) to:

Williams Mullen	and	Foley Lardner, LLP
1666 K Street, N.W		3000 K Street, N.W.
Suite 1200		Suite 500
Washington, D.C. 20006		Washington, D.C. 20007
Facsimile No.: 202.293.5939		Facsimile No.: 202.672.5399
Attn: James A. Blalock III, Esq		Attn: Thomas James, Esq.

        If to the Company:

c/o Daniel E. Turissini 11250 Waples Mill Road South Toser, Suite 210 Fairfax, VA 22030 Facsimile No.: 202.264.1900

        with a copy (which shall not constitute notice) to:

McCullough & Nicholas, PLLC 1412 14th Street Suite 200 Washington, D.C. 20005 Facsimile No.: 202.264.1900 Attn: Richard F. Trimber, Esq.

        If to the Shareholders:

Richard L. Montgomery 1736 South Park Court Chesapeake, VA 23320 Facsimile No.: 202.264.1900

Fred D. Thornton 1736 South Park Court Chesapeake, VA 23320 Facsimile No.: 202.264.1900

Daniel E. Turissini 11250 Waples Mill Road South Tower, Suite 210 Fairfax, VA 22030 Facsimile No.: 202.264.1900

        with a copy (which shall not constitute notice) to:

McCullough & Nicholas, PLLC 1412 14th Street Suite 200 Washington, D.C. 20005 Facsimile No.: 202.264.1900 Attn: Richard F. Trimber, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        9.2 Entire Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule) constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically, without limitation, the Letter of Intent dated July 7, 2004, by and between the Company and the Purchaser), except for the Confidentiality Agreements (which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with their terms, and shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein).

        9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to cooperate in causing the conditions to its obligations to consummate the Acquisition to be satisfied.

        9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        9.5 Third-Party Beneficiaries. Except for Section 5.10, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.10 or Article 7; provided, that this Section 9.5 shall not be construed to prohibit an action for consideration which is unpaid at a time when the Purchaser is then obligated to pay such amounts pursuant to Article 1.

        9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        9.9 Governing Law, Submission to Jurisdiction. This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia as applied to contracts entered into by Virginia residents and performed entirely in Commonwealth of Virginia, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Commonwealth of Virginia. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Virginia and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        9.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

        9.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

        9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 9.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 7 shall be construed or interpreted to limit this Section 9.13.

ARTICLE 10
DEFINITIONS

        10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

        “2004 Stock Consideration” means the portion of the shares of Purchaser Stock included in the Maximum Stock Consideration that are released from the Escrow Agreement and delivered to the Shareholders pursuant to Section 1.4(a)(ii) hereof in the amount determined pursuant to Section 1.4(c) hereof. The 2004 Stock Consideration shall be released and delivered to each Shareholder in the proportion that the total number of shares of Purchaser Stock included in the Maximum Stock Consideration and designated in such Shareholder’s name bears to total number of shares of Purchaser Stock included in the Maximum Stock Consideration.

        “2005 Stock Consideration” means the portion of the shares of Purchaser Stock included in the Maximum Stock Consideration that are released from the Escrow Agreement and delivered to the Shareholders pursuant to Section 1.4(a)(iii)(x) hereof in the amount determined pursuant to Section 1.4(d)(i) hereof. The 2005 Stock Consideration shall be released and delivered to each Shareholder in the proportion that the total number of shares of Purchaser Stock included in the Maximum Stock Consideration and designated in such Shareholder’s name bears to total number of shares of Purchaser Stock included in the Maximum Stock Consideration.

        “Acquisition Consideration” is defined in Section 1.4(a)(iv) hereof.

        “Actions or Proceedings” means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

        “Actual Stock Consideration” means the sum of the 2004 Stock Consideration and the 2005 Stock Consideration.

        “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

        “Aggregate Closing Consideration” is defined in Section 1.4(a)(i)(x) hereof.

        “Agreement” means this Stock Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Company Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

        “Approval” means any approval, authorization, consent, novation, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

        “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

        “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including, without limitation, financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company) that is restricted by agreement or applicable law from being disclosed to the Purchaser and/or Persons.

        “Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person’s business and consistent with past practice, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

        “Business or Condition of the Purchaser” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Purchaser and its Subsidiaries, considered in the aggregate.

        “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company, considered in the aggregate.

        “Company Common Stock” is defined in Section 2.3(a) hereof.

        “Company Disclosure Schedule” means the schedules delivered to the Purchaser by or on behalf of the Company in connection with the execution of this Agreement, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

        “Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by the Company; (b) is licensed to Company; or (c) is used in or necessary for the conduct of the business of the Company as presently conducted.

        “Company Options” means any Option to purchase or otherwise acquire Company Common Stock.

        “Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company.

        “Company’s 2004 Revenue” means the amount of the gross revenues of the Company for the twelve months ending December 31, 2004, as determined in accordance with GAAP and in a manner consistent with the determination of gross revenues of the Company for the twelve months ended December 31, 2003 set forth in the Company Financials.

        “Contingent Earnout Payment” means the lesser of (i) Two Million Dollars ($2,000,000) and (ii) fifty percent (50%) of the Company’s EBITDA above Four Million Five Hundred Thousand Dollars ($4,500,000) for the two (2) year period ending December 31, 2006, adjusted for such period to exclude the benefit of any capitalized expenses related to Version 2 of the Company’s External Certificate Authority Software.

        “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, including any Government Contract.

        “Corporate Flow Downs” means all expenses incurred by the Purchaser after the date of the Closing that are (i) unrelated to the operation of the Company and (ii) are either assigned to the Company by the Purchaser or paid by the Company on behalf of the Purchaser.

        “Deferred Cash Payment” means the aggregate amount paid to the Shareholders pursuant to Section 1.4 (a)(iii)(x) of this Agreement.

        “EBITDA” means, for any specified period, the earnings before interest, taxes, depreciation and amortization of the Company as calculated by the Company and the Purchaser’s independent auditors in accordance with GAAP consistently applied; provided, however, that solely for purposes of calculating EBITDA of the Company under this Agreement, (i) the Purchaser’s acquisition or pre-closing integration costs, (ii) the Company’s post-Closing integration costs, and (iii) any Corporate Flow Downs shall be disregarded and have no effect on the amount so calculated.

        “Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

        “Equity Equivalents” means securities (including Options to purchase any shares of Company Common Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

        “Escrow Agent” means Williams Mullen, in its capacity as escrow agent under the Escrow Agreement.

        “Escrow Agreement” means that certain agreement by and among the Shareholders, the Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit A, pursuant to which the Maximum Stock Consideration shall be held and the Actual Stock Consideration shall be released and delivered to the Shareholders in accordance with Sections 1.4(a)(ii) and 1.4(a)(iii)(x) hereof.

        “GAAP” means, with respect to the preparation, determination or calculation of any financial information, generally accepted accounting principles in the United States, as in effect at the time of such preparation, determination or calculation.

        “Government Contract” means any Contract to which the Company is a party with any Governmental or Regulatory Authority or any Contract to which the Company is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract.

        “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

        “Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

        “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

        “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

        “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

        “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

        “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

        “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        “Losses” is defined in Section 7.2.

        “Maximum Stock Consideration” means Five Million Five Hundred Fifty-Five Thousand Five Hundred and Fifty-six (5,555,556) shares (computed by dividing Two Million Five Hundred Thousand Dollars ($2,500,000) by Forty-five Cents ($0.45)) of Purchaser Stock delivered to the Escrow Agent pursuant to Section 1.4(a)(i)(y).

        “Net Working Capital” means the total net cash, accounts receivable (other than accounts receivable listed in Section 2.25 of the Company Disclosure Schedule or which are otherwise overdue by more than sixty (60) days) and other current assets of the Company minus accounts payable and other current liabilities of the Company.

        “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors of such Person.

        “Option Pool” means that certain pool of incentive stock options to be set aside under the Purchaser’s Stock Option Plan pursuant to Section 5.14 of this Agreement. The number of incentive stock options in the Option Pool shall be equal to the result obtained by dividing $500,000 by the Strike Price.

        “ORC 2004 EBITDA” means the Company’s EBITDA for the twelve months ended December 31, 2004, adjusted upward by the amount of the allowable recasted expenses specified on Schedule 2.7A of the Company Disclosure Schedule.

        “ORC 2004 EBITDA Floor” means One Million Six Hundred Thousand Dollars ($1,600,000).

        “ORC 2004 EBITDA Target” means Two Million One Hundred Thousand Dollars ($2,100,000).

        “ORC 2004 EBITDA Deficit” means the amount, if any, by which the ORC EBITDA Target exceeds ORC 2004 EBITDA.

        “ORC 2005 EBITDA” means the Company’s EBITDA for the twelve months ended December 31, 2005.

        “ORC 2005 EBITDA Cash Floor” means One Million Nine Hundred Seventy-five Thousand Dollars ($1,975,000).

        “ORC 2005 EBITDA Floor” means One Million Six Hundred Thousand Dollars ($1,600,000).

        “ORC 2005 EBITDA Target” means Two Million One Hundred Thousand Dollars ($2,100,000).

        “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        “Plan” mean (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (b) any employment, severance or other arrangement or policy of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

        “Purchaser Stock” means the common stock of the Purchaser, par value $0.001 per share.

        “Purchaser’s Stock Option Plan” means the 1997 Stock Incentive Plan of the Company, as amended from time to time, pursuant to which up to 3,000,000 shares of common stock have been reserved for issuance as incentive awards to employees, officers, directors and consultants of the Company or its affiliates.

        “Receivables Holdback” is defined in Section 1.5(a).

        “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.

        “Strike Price” means either (i) if the Purchaser’s proposed acquisition of another company for an approximate purchase price of Five Million Dollars ($5,000,000) or more is completed on or prior to December 31, 2004, $0.55 per share, or (ii) if the Purchaser does not complete the acquisition of another company for an approximate purchase price of Five Million Dollars ($5,000,000) or more on or prior to December 31, 2004, $0.45 per share.

        “Subsidiary” means any Person in which the Purchaser, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

        “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of the Delaware General Corporation Law.

        “Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

        “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        10.2 Construction.

            (a)        Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to the Purchaser, on the one hand, and the Company (prior to the Closing) and the Shareholders, on the other, and the terms “third party” or “third parties” refers to Persons other than the Purchaser, the Company or the Shareholders.

            (b)        When used herein, the phrase “to the knowledge of” any Person or “known to” any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, “due inquiry” with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than ten percent (10%) of the equity interests, by vote or value, of such Person.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Purchaser, the Company and the Shareholders, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

WIDEPOINT CORPORATION
By: ________________________
Name: Steve L. Komar
Title: CEO
OPERATIONAL RESEARCH CONSULTANTS, INC.
By: ________________________
Name: Fred D. Thornton
Title: Chairman of the Board
_______________________________
RICHARD L. MONTGOMERY
_______________________________
FRED D. THORNTON
_______________________________
DANIEL E. TURISSINI

EXHIBITS AND COMPANY DISCLOSURE SCHEDULE

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Legal Opinion
Exhibit C	Non-Competition Agreement
Exhibit D	Employment Agreement
Exhibit E	Consulting and Non-Competition Agreement

Company Disclosure Schedule

Section 1.4(a)(i)(x)	Aggregate Closing Amount Allocation
Section 1.4(a)(i)(y)	Instructions for Designation of Maximum Stock Consideration
Section 1.4(a)(iii)	Deferred Cash Payment Allocation
Section 1.4(a)(iv)	Contingent Earnout Payment Allocation
Section 2.1	Jurisdictions
Section 2.3(b)	Shareholders
Section 2.5	Directors and Officers
Section 2.6 (c)	Conflicts and Consents
Section 2.7	Company Financials
Section 2.7A	Allowable Recasted Expenses for Fiscal 2004
Section 2.9	Absence of Changes
Section 2.10	Material Liabilities
Section 2.12	Legal Proceedings
Section 2.12(d)	History of Actions and Proceedings
Section 2.14(a)	Plans
Section 2.14(b)	Plan Payments and Benefits
Section 2.15(a)	Leased Real Property
Section 2.15(b)	Default Under Lease Documents
Section 2.15(c)	Leased Real Property Improvements
Section 2.16	Tangible Personal Property and Liens
Section 2.17(a)	Registered Intellectual Property
Section 2.17(f)	Intellectual Property Contracts and Licenses
Section 2.17(g)	Intellectual Property Obligations and Liabilities
Section 2.17(h)	Intellectual Property Violations
Section 2.17(i)	Maintenance of Registered Intellectual Property
Section 2.17(l)	Protection of Confidential Information and Trade Secrets
Section 2.17(p)	Software, Freeware and Shareware
Section 2.17(r)	Protection of Intellectual Property Developed by Consultants
Section 2.18(a)	Contracts
Section 2.18(b)	Contract Violations
Section 2.18(c)	Contract Termination and Restrictive Covenants

Section 2.19(a)	Government Contracts
Section 2.19(o)	Government Contract Employees
Section 2.20	Insurance Policies
Section 2.21(a)	Affiliate Transactions
Section 2.21(b)	Unfavorable Terms of Affiliate Transactions
Section 2.22(b)	Officers, Employees, Independent Contractors and Consultants
Section 2.24	Largest Customers and Suppliers
Section 2.25	Accounts Receivable
Section 2.26	Inventory
Section 2.27	Brokers and Third Party Expenses
Section 2.28	Bank Accounts and Investment Assets
Section 2.29(a)	Warranty Obligations
Section 2.29(b)	Deviations from and Reserves for Warranty Obligations
Section 2.33(a)	Approvals of Governmental and Regulatory Authorities
Section 2.33(b)	Other Approvals
Section 2.33(c)	Approval Noncompliance
Section 2A.6	Shareholder Interests in Competitors and Suppliers
Section 6.3(f)	Key Employees
Section 7.2	Litigation Covered by Shareholder Indemnification

EXHIBIT A

Form of Escrow Agreement

EXHIBIT B

Legal Opinion

EXHIBIT C

Non-Competition Agreement

EXHIBIT D

Employment Agreement

EXHIBIT E

Consulting and Non-Competition Agreement

Section 1.4(a)(i)(x)

Aggregate Closing Amount Allocation

Section 1.4(a)(i)(y)

Instructions for Designation of Maximum Stock Consideration

Section 1.4(a)(iii)

Deferred Cash Payment Allocation

Section 1.4(a)(iv)

Contingent Earnout Payment Allocation

Section 2.1

Jurisdictions

Section 2.3(b)

Shareholders

Section 2.5

Directors and Officers

Section 2.6(c)

Conflicts and Consents

Section 2.7

Company Financials

Section 2.9

Absence of Changes

Section 2.10

Material Liabilities

Section 2.12

Legal Proceedings

Section 2.12(d)

History of Actions and Proceedings

Section 2.14(a)

Plans

Section 2.14(b)

Plan Payments and Benefits

Section 2.15(a)

Leased Real Property

Section 2.15(b)

Default Under Lease Documents

Section 2.15(c)

Leased Real Property Improvements

Section 2.16

Tangible Personal Property and Liens

Section 2.17(a)

Registered Intellectual Property

Section 2.17(f)

Intellectual Property Contracts and Licenses

Section 2.17(g)

Intellectual Property Obligations and Liabilities

Section 2.17(h)

Intellectual Property Violations

Section 2.17(i)

Maintenance of Registered Intellectual Property

Section 2.17(l)

Protection of Confidential Information and Trade Secrets

Section 2.17(p)

Software, Freeware and Shareware

Section 2.17(r)

Protection of Intellectual Property Developed by Consultants

Section 2.18(a)

Contracts

Section 2.18(b)

Contract Violations

Section 2.18(c)

Contract Termination and Restrictive Covenants

Section 2.19(a)

Government Contracts

Section 2.19(o)

Government Contract Employees

Section 2.20

Insurance Policies

Section 2.21(a)

Affiliate Transactions

Section 2.21(b)

Unfavorable Terms of Affiliate Transactions

Section 2.22(b)

Officers, Employees, Independent Contractors and Consultants

Section 2.24

Largest Customers and Suppliers

Section 2.25

Accounts Receivable

Section 2.26

Inventory

Section 2.27

Brokers and Third Party Expenses

Section 2.28

Bank Accounts and Investment Assets

Section 2.29(a)

Warranty Obligations

Section 2.29(b)

Deviations from and Reserves for Warranty Obligations

Section 2.33(a)

Approvals of Governmental and Regulatory Authorities

Section 2.33(b)

Other Approvals

Section 2.33(c)

Approval Noncompliance

Section 2A.6

Shareholder Interests in Competitors and Suppliers

Section 6.3(f)

Key Employees

Section 7.2

Litigation Covered by Shareholder Indemnification